EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Equity One, Inc. on Form S-8 of our reports dated March 8, 2002, appearing in the Annual Report on Form 10-K/A of Equity One, Inc. for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Miami, Florida
September 9, 2002